Exhibit 10.1
EMPLOYMENT AGREEMENT
WARWICK VALLEY TELEPHONE COMPANY (the “Company”) and KENNETH H. VOLZ (“Executive”) agree to enter into this EMPLOYMENT AGREEMENT effective as of June 4, 2007 as follows:
1. Employment.
The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
Executive acknowledges and agrees that his employment is contingent upon his execution and compliance with the Confidentiality, Non-Solicitation and Non-Competition Agreement attached to this Agreement as Attachment A, which survives the term of his employment.
2. Term of Employment.
(a)	The period of Executive’s employment under this Agreement shall begin as of June 4, 2007 (the “Effective Date”) and shall continue until June 3, 2008 (the “Initial Term”) and shall be renewed automatically for successive one-year periods thereafter (a “Renewal Period”), unless Executive or the Company gives written notice of nonrenewal to the other at least ninety (90) days before the expiration of the Initial Term or any subsequent Renewal Period.
(b)	Notwithstanding the foregoing, Executive’s employment may be terminated by the Company or by Executive at any time for any reason, with or without cause. Unless Executive is terminated for “Cause,” the Company will provide Executive with 60 days written notice of termination, or alternatively continuation of pay and benefits in lieu of notice.
(c)	For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Chief Executive Officer, fraud, dishonesty, or moral turpitude; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; or (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate.
(d)	As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date his employment terminates.
3. Duties and Responsibilities.
(a)	The Company will employ Executive as its Vice President, Chief Financial Officer and Treasurer. In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the President and Chief Executive Officer (the “President”) of the Company. Executive will exercise his judgment in accordance with the highest ethical standards.
(b)	Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.
(c)	Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.
4. Compensation and Benefits.
(a)	Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $225,000 per year or such higher rate as may be determined annually by the Company (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for executives.
(b)	Annual Bonus. During the Employment Term, Executive will be eligible to receive an annual bonus as determined in accordance with the “Applicable Plan” approved by the Board for Executives. Such bonus shall be payable as soon as practicable after the stockholder’s annual meeting following the fiscal year to which the bonus relates and no later than the second pay period after that meeting. In order to be eligible to receive payment of any portion of an annual bonus, Executive must be actively employed by the Company on the payment date.
The amount of the bonus for fiscal year 2007, and for subsequent years absent any revised approved “Applicable Plan”, shall be determined by the following two separate components:
(i)	Executive shall be eligible to receive a bonus equal to 4.5% of the excess, if any, of (A) Operating Income for the fiscal year over (B) the approved annual target EBIT for that year, up to a maximum of 15% of Executive’s base pay.

(ii)	Executive also shall be eligible to receive an additional bonus determined by the Board of Directors in its sole discretion based on Executive’s achievement of his Annual Objectives. The amount of such bonus shall be equal to 15% of base pay if Executive achieves his Annual Objectives and may be as low a 0% of base pay if the Executive’s performance falls far short of his individual objectives, or may be as high as 30% of base pay if his performance far exceeds his objectives.
For 2007, the base pay used for both components of this bonus will be the seven (7) months pay from June 4, 2007 to December 31, 2007.
(c)	Stock Value Appreciation Bonus. For each calendar year Executive is employed under this Agreement, the Executive shall be eligible, without any need to exercise any right, to a bonus in the event of an increase in share value during that year. This bonus is equal to the aggregate amount of the increase, if any, represented by the Year End Value of the Company’s Common Shares for a person holding 25,000 shares if the Beginning Year Value of such shares were treated as being 120% of the actual Beginning Year Value.

For purposes of this bonus, the Year End Value of the Company’s Common Shares shall be equal to the average closing price of the Common Shares during the month of December of that year; the Beginning Year Value of the Company’s Common Shares for calendar year 2007 shall be equal to the average closing price of the Common Shares for the month of April 2007 and the Beginning Year Value of the Company’s common stock for calendar years 2008 and thereafter shall be equal to the Year End Value for the immediately preceding calendar year.

Such bonus shall be payable as soon as practicable after the stockholder’s annual meeting following the fiscal year to which the bonus relates and no later than the second pay period after that meeting. In order to be eligible to receive payment of any portion of a Stock Value Appreciation Bonus, Executive must be actively employed by the Company on the payment date.
(d)	Benefit Plans, Fringe Benefits and Vacations. Executive shall be eligible to participate in or receive benefits under any 401(k) savings plan generally made available by the Company to management employees in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement, except for any pension benefit. Executive will also be eligible to receive up to four (4) weeks of vacation per calendar year, accrued and earned on a daily basis, as well as other types of paid time off (e.g. holidays, personal days, absence due to illness) according to company policy. Executive is paid for unused earned vacation upon separation. For 2007, vacation accrued and earned shall be calculated from January 1, 2007.
Executive has agreed that he shall not be eligible for any other health and welfare plans made available to other employees including but not limited to medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other employee benefit or fringe benefit plan.
(e)	Housing and Travel Allowance. The Company will provide Executive with a Housing and Travel Allowance of $4,800 per month (which includes a gross up to defray tax consequences) for the duration of his employment under this agreement.
(f)	Expense Reimbursement. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Company’s customary practices applicable to executives, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.
(g)	Concession. Executive will be provided with paid PDA or mobile phone service for one electronic device, as well as concession Telephone and Toll Service, DSL Internet Service and in territory Digital TV service benefits consistent with those available to other Company management employees.
(h)	Indemnification. Employee will covered by the Company’s standard Director’s and Officer’s Indemnification Agreement, providing for indemnification consistent with New York Corporation Law and the Company’s by-laws.
5. Compensation Following Termination of Employment.
Upon termination of Executive’s employment for any reason under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:
(a)	Earned but Unpaid Compensation. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any unused vacation accrued to the date of termination.
(b) Other Compensation and Benefits. Except as may be provided under this Agreement,
(i)	Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(e) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.
(c)	No Other Compensation. Executive shall have no right to receive any other severance compensation upon termination of employment.
6. Withholding Of Taxes
The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.
7. No Claim Against Assets.
Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

8. Successors and Assignment.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 8 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.
9. Entire Agreement; Amendment.
This Agreement shall supersede any and all existing oral or written agreements (including the Agreement between Executive and Company dated January 25, 2007), representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment, except for Exhibit A. It may not be amended except by a written agreement signed by both parties.
10. Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.
11. Notices.
Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:
To the Company:
Attention: Zigmund Nowicki
Director of Human Resources
Warwick Valley Telephone Company
47 Main Street
Warwick, NY 10990
To Executive:
At the address set forth below
12. Miscellaneous.
(a)	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(b)	Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

Warwick Valley Telephone Company Registrant	EXECUTIVE

By: /s/ Duane W. Albro	By: /s/ Kenneth H. Volz

Printed Name: Duane W. Albro	Printed Name: Kenneth H. Volz

Title: President & Chief Executive Duly Authorized Officer	Address: 2875 Crabtree Lane, North Brook IL 60062

Date: June 4, 2007	Date: June 4, 2007